Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
ORBITZ WORLDWIDE, INC.

Pursuant to Sections 242 and 245 of the
Delaware General Corporation Law

Orbitz Worldwide, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify as follows:

1.             The name of the Corporation is Orbitz Worldwide, Inc.  The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on June 18, 2007.

2.             This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) and by the sole stockholder of the Corporation in accordance with Sections 228, 242 and 245 of the GCL.

3.             This Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

4.             Upon the filing (the “Effective Time”) of this Amended and Restated Certificate of Incorporation pursuant to the GCL, each share of the Corporation’s common stock, $0.01 par value per share, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall be reclassified as and changed into 489,125.26 shares of validly issued, fully paid, and non-assessable Common Stock authorized by Article FOURTH of this Amended and Restated Certificate of Incorporation, without any action by the holder thereof (the

“Reclassification”).  Each certificate that theretofore represented a share or shares of Old Common Stock shall thereafter represent that number of shares of Common Stock into which the share or shares of Old Common Stock represented by such certificate shall have been reclassified.

5.             The text of the Certificate of Incorporation is amended and restated in its entirety as follows:

FIRST:  The name of the Corporation is Orbitz Worldwide, Inc. (the “Corporation”).

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware, County of New Castle.  The name of its registered agent at that address is Corporation Service Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the GCL as set forth in Title 8 of the Delaware Code.

FOURTH:

A.            Authorized Capital Stock.  The total number of shares of stock which the Corporation shall have authority to issue is 140,000,100 shares of capital stock, consisting of (i) 140,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and (ii) 100 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

B.            Common Stock.  The powers, preferences and rights, and the qualifications, limitations and restrictions, of the Common Stock are as follows:

(a)           Ranking.  Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation, the powers, preferences and rights of the holders of

Common Stock, and the qualifications, limitations and restrictions thereof, shall be in all respects identical.

(b)           Voting.  Except as otherwise expressly required by law or provided in this Amended and Restated Certificate of Incorporation, and subject to any voting rights provided to holders of Preferred Stock at any time outstanding, the holders of any outstanding shares of Common Stock shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, this Amended and Restated Certificate of Incorporation or the By-Laws of the Corporation, or upon which a vote of stockholders is otherwise duly called for by the Corporation.  At each annual or special meeting of stockholders, each holder of record of shares of Common Stock on the relevant record date shall be entitled to cast one vote in person or by proxy for each share of the Common Stock standing in such holder’s name on the stock transfer records of the Corporation.

(c)           No Cumulative Voting.  Holders of shares of Common Stock shall not have cumulative voting rights.

(d)           Dividends; Stock Splits.  Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Amended and Restated Certificate of Incorporation, as it may be amended from time to time, holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(e)           Liquidation, Dissolution, etc.  In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors and to the holders of any Preferred Stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them.

(f)            No Preemptive or Subscription Rights.  No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

C.            Preferred Stock.  The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series as may be permitted by the GCL, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

D.            Power to Sell and Purchase Shares.  Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law.  Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

FIFTH:  The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.            The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B.            The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to, or repeal the By-Laws of the Corporation.

C.            The Board of Directors shall consist of not less than three or more than fifteen members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors.  Election of directors need not be by written ballot unless the By-Laws so provide.

D.            The directors shall be divided into three classes, designated Class I, Class II and Class III.  Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.  The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the Board of Directors.  The term of the initial Class I directors shall terminate on the date of the 2008 annual meeting; the term of the initial Class II directors shall terminate on the date of the 2009 annual meeting; and the term of the initial Class III directors shall terminate on the date of the 2010 annual meeting.  At each succeeding annual meeting of stockholders beginning in 2008, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term.  If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

E.             A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.  Any director may resign at any time in accordance with the By-Laws.

F.             Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled only by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled only by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director.  Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class.  Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.  Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause at a meeting of stockholders at which a quorum is present and only by the affirmative vote of the holders of at least two-thirds of the voting power of the Corporation’s then outstanding capital stock entitled to vote generally in the election of directors.  Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH unless expressly provided by the terms of such class or series of such Preferred Stock.

G.            In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Amended and Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

SIXTH:  No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended.  If the GCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the GCL, as so amended.  Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

SEVENTH:  In anticipation that the Corporation and Travelport may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with Travelport (including service of officers and directors of Travelport as directors of the Corporation), the provisions of this Article SEVENTH are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve Travelport and its officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

A.            Subject to any contractual provisions to the contrary, Travelport shall have the right to, and shall have no duty to refrain from:  (i) engaging in the same or similar business activities or lines of business as the Corporation; (ii) deciding to prevent the Corporation from utilizing any or all capacity under Travelport’s debt instruments or agreements that regulate the ability of Travelport and its Restricted Subsidiaries (including the Corporation) from taking certain actions including, but not limited to, debt incurrence, asset sales and other transactions;

(iii) any decision or action by Travelport to assert or enforce its rights under any agreement or contract with the Corporation; (iv) doing business with any client or customer of the Corporation; and (v) employing or otherwise engaging any officer or employee of the Corporation, and neither Travelport nor any officer or director thereof (except as provided in Section C of this Article SEVENTH) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of Travelport or of such person’s participation therein.  In the event that Travelport acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both Travelport and the Corporation, Travelport shall have no duty to communicate or present such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a shareholder of the Corporation by reason of the fact that Travelport pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity or does not present such corporate opportunity to the Corporation.

B.            In the event that a director or officer of the Corporation who is also a director or officer of Travelport acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and Travelport, such director or officer of the Corporation: (i) shall have fully satisfied and fulfilled such person’s fiduciary duty to the Corporation and its stockholders with respect to such corporate opportunity; (ii) shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that Travelport pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to another person or does not present such corporate opportunity to the Corporation; (iii) shall be deemed to have acted in good faith and in a manner such person reasonably believes to be in and not opposed to the best interests of the Corporation for the purposes of Article

SIXTH and the other provisions of this Amended and Restated Certificate of Incorporation; and (iv) shall be deemed not to have breached such person’s duty of loyalty to the Corporation or its stockholders or to have derived an improper personal benefit therefrom for the purposes of Article SIXTH and the other provisions of this Amended and Restated Certificate of Incorporation, if such director or officer acts in good faith in a manner consistent with the following policy:

(a)           a corporate opportunity offered to any person who is an officer of the Corporation and who is also a director but not an officer of Travelport shall belong to the Corporation, unless such opportunity is expressly offered to such person solely in his or her capacity as a director of Travelport in which case such opportunity shall belong to Travelport;

(b)           a corporate opportunity offered to any person who is a director but not an officer of the Corporation and who is also a director or officer of Travelport shall belong to the Corporation only if such opportunity is expressly offered to such person solely in his or her capacity as a director of the Corporation and otherwise shall belong to Travelport; and

(c)           a corporate opportunity offered to any person who is an officer of both the Corporation and Travelport shall belong to Travelport unless such opportunity is expressly offered to such person solely in his or her capacity as an officer of the Corporation, in which case such opportunity shall belong to the Corporation.

C.            For the purposes of this Article SEVENTH, “corporate opportunities” shall include, but not be limited to, business opportunities which the Corporation is financially able to undertake, which are, from their nature, in the line of the Corporation’s business, are of practical advantage to it and are ones in which the Corporation has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Travelport or its officers or directors will be brought into conflict with that of the Corporation.

D.            Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article SEVENTH.

E.             If any contract, agreement, arrangement or transaction between the Corporation and Travelport involves a corporate opportunity and is approved in accordance with the procedures set forth in Article EIGHTH of this Amended and Restated Certificate of Incorporation, Travelport and its officers and directors shall also for the purposes of this Article SEVENTH and the other provisions of this Amended and Restated Certificate of Incorporation: (i) have fully satisfied and fulfilled their fiduciary duties to the Corporation and its stockholders; (ii) be deemed to have acted in good faith and in a manner such persons reasonably believe to be in and not opposed to the best interests of the Corporation; and (iii) be deemed not to have breached their duties of loyalty to the Corporation and its stockholders and not to have derived an improper personal economic gain therefrom.  Any such contract, agreement, arrangement or transaction involving a corporate opportunity not so approved shall not by reason thereof result in any such breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Corporation or derivation of any improper personal benefit, but shall be governed by the other provisions of this Article SEVENTH, this Amended and Restated Certificate of Incorporation, the By-Laws, the GCL and other applicable law.

F.             Notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary and in addition to any vote of the Board of Directors required by this Amended and Restated Certificate of Incorporation or the GCL, until the occurrence of the

Operative Date (as defined below), the affirmative vote of at least sixty-six and two thirds percent (66 2/3%) of the votes entitled to be cast thereon shall be required to alter, amend or repeal, or adopt any provision inconsistent with, any provision of this Article SEVENTH.

G.            For purposes of this Article SEVENTH, Article SIXTH, Article EIGHTH, Article NINTH and Article TENTH (subject to Section B(i) of Article TENTH) hereof:

(i)  “Travelport” shall mean Travelport Limited, a Bermuda company, all successors to Travelport Limited by way of merger, consolidation or sale of all or substantially all of its assets, and all corporations, partnerships, joint ventures, limited liability companies, trusts, associations and other entities in which Travelport Limited owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests, but shall not include the Corporation;

(ii)  the “Corporation” shall mean the Corporation and all corporations, partnerships, joint ventures, limited liability companies, trusts, associations and other entities in which the Corporation owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests; and

(iii)  “Operative Date” shall mean the first date on which Travelport ceases to beneficially own shares entitled to thirty three and one-third percent (33 1/3%) or more of the votes entitled to be cast by the then outstanding Common Stock.

H.            Except for this Section H, this Article SEVENTH shall become inoperative and of no effect following the Operative Date.  Neither the alteration, amendment, termination or repeal of this Article SEVENTH nor the adoption of any provision inconsistent with this Article SEVENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article SEVENTH, would accrue or arise, prior to such alteration, amendment, termination, repeal or adoption.  Following the Operative Date, any contract, agreement, arrangement or transaction involving a corporate opportunity not approved or allocated as provided in this Article SEVENTH shall not by reason thereof result in any breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Corporation or derivation of any improper personal economic gain, but shall be governed by the other provisions of this Amended and Restated Certificate of Incorporation, the By-Laws, the GCL and other applicable law.

EIGHTH:  In anticipation that the Corporation and Travelport may enter into contracts or otherwise transact business with each other and that the Corporation may derive benefits therefrom, the provisions of this Article EIGHTH are set forth to regulate and define certain contractual relations and other business relations of the Corporation as they may involve Travelport, and the powers, rights, duties and liabilities of the Corporation in connection therewith.  The provisions of this Article EIGHTH are in addition to, and not in limitation of, the provisions of the GCL and the other provisions of this Amended and Restated Certificate of Incorporation.  Any contract or business relation which does not comply with the procedures set forth in this Article EIGHTH shall not by reason thereof be deemed void or voidable or result in any breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Corporation or derivation of any improper personal economic gain, but shall be governed by the provisions of this Amended and Restated Certificate of Incorporation, the By-Laws, the GCL and other applicable law.

A.            No contract, agreement, arrangement or transaction between the Corporation and Travelport shall be void or voidable solely for the reason that Travelport is a party thereto or a contract or agreement has been executed by an officer or director of Travelport who is also an officer or director of the Corporation, and Travelport (i) shall have fully satisfied and fulfilled its fiduciary duties to the Corporation and its stockholders with respect thereto; (ii) shall not be liable to the Corporation or its stockholders for any breach of fiduciary duty by reason of the entering into, performance or consummation of any such contract, agreement, arrangement or transaction; (iii) shall be deemed to have acted in good faith and in a manner it reasonably believed to be in and not opposed to the best interests of the Corporation for purposes of Article SIXTH and the other provisions of this Amended and Restated Certificate of Incorporation; and (iv) shall be deemed not to have breached its duties of loyalty to the Corporation and its stockholders and not to have derived an improper personal benefit therefrom for the purposes of Article SIXTH and the other provisions of this Amended and Restated Certificate of Incorporation, if:

(a)           the material facts as to the contract, agreement, arrangement or transaction are disclosed or are known to the Board of Directors or the committee thereof that authorizes the contract, agreement, arrangement or transaction, and the Board of Directors or such committee in good faith authorizes the contract, agreement, arrangement or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum;

(b)           the material facts as to the contract, agreement, arrangement or transaction are disclosed or are known to the holders of Common Stock entitled to vote thereon, and the contract, agreement, arrangement or transaction is specifically approved in good faith by vote of the holders of a majority of the votes entitled to be cast thereon, except shares that are beneficially owned or the voting of which is controlled by Travelport or one of its affiliates; or

(c)           the transaction, judged according to the circumstances at the time of the commitment, is established to have been fair to the Corporation.

B.            Directors of the Corporation who are also directors or officers of Travelport may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract, agreement, arrangement or transaction.  Common Stock owned by Travelport may be counted in determining the presence of a quorum at a meeting of stockholders which authorizes the contract, agreement, arrangement or transaction.

C.            Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation will be deemed to have notice of and to have consented to the provisions of this Article EIGHTH.

D.            For purposes of this Article EIGHTH, any contract, agreement, arrangement or transaction with any corporation, partnership, joint venture, limited liability company, trust, association or other entity in which the Corporation owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests, or with any officer or director thereof, shall be deemed to be a contract, agreement, arrangement or transaction with the Corporation.

E.             Notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary and in addition to any vote of the Board of Directors required by this Amended and Restated Certificate of Incorporation or the GCL, until the occurrence of the Operative Date, the affirmative vote of at least sixty-six and two thirds percent (66 2/3%) of the votes entitled to be cast thereon shall be required to alter, amend or repeal, or adopt any provision inconsistent with, any provision of this Article EIGHTH.  Neither the alteration, amendment or repeal of this Article EIGHTH nor the adoption of any provision inconsistent with this Article EIGHTH shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article EIGHTH, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

NINTH:  A.  In anticipation that Travelport will remain a stockholder of the Corporation and may have continued contractual, corporate and business relations with the Corporation, the provisions of this Article NINTH are set forth to regulate and define the conduct of certain affairs of the Corporation as they may impact Travelport and its legal and regulatory status.

B.            The Corporation shall not, without the written consent of Travelport, engage, directly or indirectly, in any act or activity which would result, either alone or after giving effect to the business, operations, properties, activities and legal and regulatory status of Travelport and the Corporation, in:  (i) Travelport being required to file any notice, report or other document or make any registration with, obtain any approval, consent or authorization of or otherwise become subject to any statutes, rules, regulations, ordinances, orders, decrees or other legal restrictions of any federal, state, local or foreign governmental, administrative or regulatory authority, agency or instrumentality (collectively, “Applicable Law”); or (ii) any director of the Corporation who is also a director or officer of Travelport being ineligible to serve or prohibited from so serving as a director of the Corporation under or pursuant to any Applicable Law.  Travelport shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that Travelport gives or withholds any consent for any reason in connection with this Article NINTH.  No vote cast or other action taken by any person who is an officer, director or other representative of Travelport which vote is cast or action is taken by such person in his or her capacity as a director of the Corporation shall constitute a consent of Travelport for the purpose of this Article NINTH.

C.            Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article NINTH.

D.            Notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary and in addition to any vote of the Board of Directors required by this Amended and Restated Certificate of Incorporation or the GCL, until the occurrence of the Operative Date, the affirmative vote of the holders of at least sixty-six and two thirds percent (66 2/3%) of the votes entitled to be cast thereon shall be required to alter, amend or repeal, or adopt any provision inconsistent with, any provision of this Article NINTH.  Neither the alteration, amendment or repeal of this Article NINTH nor the adoption of any provision inconsistent with this Article NINTH shall eliminate or reduce the effect of this Article NINTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article NINTH, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

E.             This Article NINTH shall become inoperative and of no effect six months after the Operative Date.

TENTH:  A.  Prior to the Operative Date, the Corporation shall not, without the prior consent of Travelport, permit any of the following to occur:

(i)  any consolidation or merger of the Corporation or any Subsidiary of the Corporation with or into any Person or of any Person with or into the Corporation or any Subsidiary of the Corporation (other than a merger or consolidation with or into a Wholly Owned Subsidiary of the Corporation);

(ii)  entry into or consummation of any sale, lease, exchange or other disposition or any acquisition (by way of merger or consolidation, acquisition of stock, other securities or assets, or otherwise) or investment, other than certain Permitted Investments, by the Corporation or any Subsidiary, other than transactions between the Corporation and its Wholly-Owned Subsidiaries, or any series of related dispositions or acquisitions, except for those for which the Corporation has provided Travelport at least 15 days prior written notice and which involve consideration not in excess of $15 million in fair market value, except (a) any disposition of cash equivalents or investment grade securities or obsolete or worn out equipment and (b) the lease, assignment or sublease of any real or personal property, in each case, in the ordinary course of business;

(iii)  any increase or decrease in the authorized capital stock of the Corporation or the creation of any class or series of capital stock of the Corporation;

(iv)  any issuance or sale by the Corporation or any Subsidiary of any shares of its respective capital stock or any options, warrants or rights to acquire such capital stock or securities convertible into or exchangeable for capital stock or the adoption by the Corporation or any Subsidiary of any equity incentive plan, except (a) the issuance of shares of capital stock by the Corporation or a Subsidiary to Travelport, or to another Restricted Subsidiary of Travelport, and (b) the issuance by the Corporation of capital stock pursuant to its equity incentive plans in the ordinary course of business not to exceed $15 million in fair market value per year;

(v)  the amendment by the Corporation of this Article TENTH, and Article FOURTEENTH of the Amended and Restated Certificate of Incorporation or Article VIII and Article IX of the Amended and Restated By-Laws of the Corporation;

(vi)  the declaration of dividends on any class or series of the capital stock of the Corporation;

(vii)  the authorization of any class or series of preferred stock of the Corporation;

(viii)  the creation, incurrence or assumption of any issue of Indebtedness or series of related issuances of Indebtedness, or the guaranty of Indebtedness of any other Person, by the Corporation or any Subsidiary of the Corporation , except (a) up to $675 million Indebtedness at any time outstanding under the Credit Agreement, (b) up to $25 million of other Indebtedness provided the Corporation gives Travelport at least 15 days’ prior written notice of the incurrence thereof;

(ix)  the creation, existence or effectiveness of any consensual encumbrance or consensual restriction by the Corporation or any Subsidiary on (a) payment of dividends or other distributions, (b) payment of Indebtedness, (c) the making of loans or advances and (d) the sale, lease or transfer of any properties or assets, in each case, to Travelport or any of its Restricted Subsidiaries;

(x)  any change in the number of directors on the Board of Directors, the establishment of any committee of the Board of Directors, the nomination of the members of the Board of Directors or any committee thereof and the appointment of directors to newly created memberships and vacancies on the Board of Directors or any committees thereof; or

(xi)  any transactions by the Corporation or any Subsidiaries with Affiliates involving aggregate payments or consideration in excess of $10 million, except (a) transactions between or among Travelport or any of its Restricted Subsidiaries, including the

Corporation and its Subsidiaries, (b) the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, officers, directors, employees or consultants of Travelport, any of its direct or indirect parent companies or any of its Restricted Subsidiaries, including the Corporation, (c) any agreement as in effect on the date of the consummation of the Initial Public Offering; (d) investments by The Blackstone Group and certain of its Affiliates in the securities of the Corporation or Subsidiaries so long as (x) the investment is being offered generally to other investors on the same or more favorable terms and (y) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities.

B.            Except as otherwise provided below, for purposes of this Article TENTH, Travelport and Operative Date shall have the meanings set forth in Article SEVENTH.  In addition, for purposes of this Article TENTH:

(i)  “Affiliates” shall mean of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

(ii)  “Corporation” shall mean the Corporation (and not any other corporation, partnership, joint venture, limited liability company, trust, association or other entity);

(iii)  “Credit Agreement” shall mean the Credit Agreement, executed on the date of the consummation of the Initial Public Offering, between the Corporation and UBS AG, Stamford Branch and other lenders party thereto;

(iv)  “Indebtedness” shall mean, with respect to any Person, any liability of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments and shall also include (a) any liability of such Person under any agreement related to the fixing of interest rates on any Indebtedness or similar agreements and (b) any capitalized lease obligations of such Person (if and to the extent the same would appear on a balance sheet of such Person prepared in accordance with United States generally accepted accounting principles) (c) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clauses (a) and (b) above of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and (d) to the extent not otherwise included, the obligations of the type referred to in clauses (a) and (b) above of a third Person secured by a lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

(v)  “Initial Public Offering” shall mean the initial public offering of Common Stock as contemplated by the Corporation’s Registration Statement on Form S-1 (No. 333-142797);

(vi)  “Permitted Investments” shall mean (i) any investment in Travelport or any of its restricted subsidiaries; (ii) any investment in cash and cash equivalents or investment grade securities; (iii) investments consisting of purchases and acquisitions of inventory, supplies, material or equipment; and (iv) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices;

(vii)  “Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, association or other business entity and any trust, unincorporated organization or government or any agency or political subdivision thereof;

(viii)  “Restricted Subsidiary” shall mean any subsidiary of Travelport that is determined by Travelport to be a restricted subsidiary pursuant to the operative documents governing any outstanding Indebtedness of Travelport;

(ix)  “Subsidiary” shall mean a Subsidiary of the Corporation and shall include all corporations, partnerships, joint ventures, limited liability companies, associations and other entities (a) in which the Corporation owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests, (b) of which the Corporation otherwise directly or indirectly controls or directs the policies or operations or (c) which would be considered subsidiaries of the Corporation within the meaning of Regulation S-K or Regulation S-X of the general rules and regulations under the Securities Act of 1933, as amended; and

(x)  “Wholly Owned Subsidiary” of the Corporation shall mean all Subsidiaries in which the Corporation owns (directly or indirectly) all of the outstanding voting stock, voting power, partnership interests or similar ownership interests, except for director’s qualifying shares in nominal amount.

C.            Notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary and in addition to any vote of the Board of Directors required by this Amended and Restated Certificate of Incorporation or the GCL, until the occurrence of the Operative Date, the affirmative vote of at least sixty six and two-thirds percent (66 2/3%) of the votes entitled to be cast thereon shall be required to alter, amend or repeal, or adopt any provision inconsistent with, any provision of this Article TENTH.  Neither the alteration, amendment or repeal of this Article TENTH nor the adoption of any provision inconsistent with this Article TENTH shall eliminate or reduce the effect of this Article TENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article TENTH, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

ELEVENTH:  A.  Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied.  However, so long as Travelport continues to own shares entitled to cast at least a majority of the votes entitled to be cast in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, except that directors may not be elected by action of stockholders without a meeting of stockholders other than by unanimous written consent or pursuant to a plan of merger or consolidation.  The Secretary of the Corporation shall file such consent or consents, or certify the tabulation of such consents and file such certificate, with the minutes of the meetings of the stockholders.

B.            Except as otherwise required by law, special meetings of stockholders of the Corporation may be called by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, (iii) the President, or (iv) the Secretary, and shall be called by any officer of the Corporation at the request in writing of (a) the Board of Directors or (b) a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers and authority include the power to call such meetings.  The ability of the stockholders to call a special meeting of stockholders is hereby specifically denied.

TWELFTH:  The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors.  The right to indemnification conferred by this Article TWELFTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article TWELFTH to directors and officers of the Corporation.

The rights to indemnification and to the advance of expenses conferred in this Article TWELFTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of this Article TWELFTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

THIRTEENTH:  Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide.  The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

FOURTEENTH:  In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s By-Laws.  The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Corporation’s By-Laws.  The Corporation’s By-Laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the shares entitled to vote at an election of directors.

FIFTEENTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the

manner now or hereafter prescribed in this Amended and Restated Certificate of Incorporation, the Corporation’s By-Laws or the GCL, and all rights herein conferred upon stockholders are granted subject to such reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the voting power of the shares entitled to vote at an election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Amended and Restated Certificate of Incorporation inconsistent with the purpose and intent of Articles FIFTH, ELEVENTH and TWELFTH of this Amended and Restated Certificate of Incorporation or this Article FIFTEENTH.

SIXTEENTH:  The Corporation shall not to be governed by the provisions of Section 203 of the GCL.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this 18th day of July, 2007.

ORBITZ WORLDWIDE, INC.

By:	/s/ James P. Shaughnessy
Name: James P. Shaughnessy
Title: General Counsel